As filed with the Securities and Exchange Commission on May 14, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

EMPIRE STATE REALTY TRUST, INC.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization)	37-1645259 (I.R.S. Employer Identification No.)

111 West 33rd Street 12th Floor New York, New York (Address of principal executive offices)	10120 (Zip code)

EMPIRE STATE REALTY TRUST, INC. EMPIRE STATE REALTY OP, L.P.
2026 EQUITY INCENTIVE PLAN
(Full title of the plan)

Anthony E. Malkin
Chairman and Chief Executive Officer
c/o Empire State Realty Trust, Inc.
111 West 33rd Street
12th Floor
New York, New York 10120
(212) 687-8700
(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed by Empire State Realty Trust, Inc. (the “Company,” “we,” “our,” or “us”) to register 15,000,000 shares of the Company’s Class A Common Stock, par value $0.01 per share, issuable upon the exercise or settlement of equity awards granted under the Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2026 Equity Incentive Plan (the “2026 Equity Incentive Plan”).

Part I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The documents containing the information specified in this Part I will be sent or given to participants under the 2026 Equity Incentive Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents previously filed by the Company with the SEC are incorporated by reference in this registration statement:

•	The Company’s Annual Report on Form 10-K for the year ended December 31, 2025;

•	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026;

•	The Company’s Current Reports on Form 8-K filed with the SEC on March 16, 2026 and April 15, 2026;

•	The Company’s Proxy Statement filed with the SEC on April 2, 2026; and

•	The description of the Class A Common Stock filed as Exhibit 4.5 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2019.

All documents filed by us under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of those documents; provided, however, that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this registration statement shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement, or in any other subsequently filed document that also is or is deemed to be incorporated by reference in this registration statement, modifies or supersedes such prior statement. Any statement contained in this registration statement shall be deemed to be modified or superseded to the extent that a statement contained in a subsequently filed document that is or is deemed to be incorporated by reference in this registration statement modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action.

Our charter contains such a provision and eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.

Maryland law requires a Maryland corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made a party by reason of his or her service in that capacity against reasonable expenses actually incurred in the proceeding in which the director or officer was successful. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under Maryland law, a Maryland corporation also may not indemnify a director or officer in a suit by or on behalf of the corporation in which the director or officer was adjudged liable to the corporation or for a judgment of liability on the basis that a personal benefit was improperly received. A court may order indemnification in such situation if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct; however, indemnification for an adverse judgment in a suit by the corporation or on its behalf, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of:

•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation; and

•	a written undertaking by the director or officer or on the director’s or officer’s behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

•	any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity; or

•	any individual who, while a director or officer of our Company and at our request, serves or has served another corporation, real estate investment trust, partnership, limited liability company, joint venture, trust or employee benefit plan or any other enterprise as a director, officer, partner, member, manager or trustee of such corporation, real estate investment trust, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us, with the approval of our board of directors, to indemnify and advance expenses to (a) any present or former member, manager, shareholder, director, limited partner, general partner, officer or controlling person of (i) Malkin Holdings LLC (“Malkin Holdings”), (ii) an entity that owned an interest in one of the 18 real properties or two acres of land that were contributed to the Company, Empire State Realty OP, L.P. or their subsidiaries (each such entity, a “Contributing Entity”) in the Company’s initial public offering or (iii) any direct or indirect partner or member, or any employee benefit plan or other enterprise thereof (provided, that, in the case such direct or indirect partner or member owned direct or indirect interests in any properties not contributed to the Company, Empire State Realty OP, L.P. or their subsidiaries in the Company’s initial public offering, only to the extent such service relates to the business of Malkin Holdings or any Contributing Entity) or (b) any agent for participants in any Contributing Entity or any direct or indirect partner or member thereof (provided, that, in the case such direct or indirect partner or member owned direct or indirect interests in any properties not contributed to the Company or Empire State Realty OP, L.P., only to the extent such service relates to the business of Malkin Holdings or any Contributing Entity). In addition, the 2026 Equity Incentive Plan requires us to indemnify our directors and members of the compensation committee of our board of directors in connection with the performance of their duties, responsibilities and obligations under the 2026 Equity Incentive Plan, to the maximum extent permitted by Maryland law.

We have entered into indemnification agreements with each of our directors and executive officers, our chairman emeritus, and certain other parties providing for the indemnification by us for certain liabilities and expenses incurred as a result of actions brought, or threatened to be brought, against (i) our directors, executive officers and chairman emeritus and (ii) our executive officers, our chairman emeritus and certain other parties who are former members, managers, shareholders, directors, limited partners, general partners, officers or controlling persons of our predecessor in their capacities as such.

In addition, the partnership agreement of our operating partnership, Empire State Realty OP, L.P., provides that we, as general partner, and our officers and directors are indemnified to the maximum extent permitted by law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
3.1	Articles of Amendment and Restatement of Empire State Realty Trust, Inc., incorporated by reference to Exhibit 3.1 to Amendment No. 8 to the Company’s Form S-11 (Registration No. 333-179485), filed with the SEC on September 27, 2013
3.2	Fourth Amended and Restated Bylaws of Empire State Realty Trust, Inc., incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the SEC on August 11, 2023
5.1*	Opinion of Venable LLP (including consent of such firm)
10.1	Empire State Realty Trust, Inc. Empire State Realty OP, L.P. 2026 Equity Incentive Plan, incorporated by reference to Exhibit A to the Company’s Definitive Proxy Statement filed with the SEC on April 2, 2026
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of Ernst & Young LLP
24*	Power of Attorney
99.1*	Form of Restricted Stock Agreement (Time-Based)
99.2*	Form of LTIP Agreement (Director, Time-Based)
99.3*	Form of LTIP Agreement (Executive Officer or Director, Immediate Vest)
99.4*	Form of LTIP Agreement (Executive Officer, Performance-Based)
99.5*	Form of LTIP Agreement (Executive Officer, Time-Based)
107*	Filing Fee Table

* Filed herewith.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes:

(i)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(1)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(2)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(3)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(ii)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(iii)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 14, 2026.

EMPIRE STATE REALTY TRUST, INC.

By:	/s/ Anthony E. Malkin
	Name:	Anthony E. Malkin
	Title:	Chairman and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Anthony E. Malkin and Christina Chiu, and each of them, with full power to act without the other, such person’s true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement, and any and all pre-effective and post-effective amendments thereto as well as any related registration statements (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act and to file the same, with exhibits and schedules thereto, and other documents in connection therewith, with the SEC, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature		Title	Date

By:	/s/ Anthony E. Malkin	Chairman of the Board of Directors and Chief Executive Officer	May 14, 2026
	Anthony E. Malkin	(Principal Executive Officer)

By:	/s/ Christina Chiu	President	May 14, 2026
Christina Chiu

By:	/s/ Stephen V. Horn	Executive Vice President, Chief Financial Officer	May 14, 2026
	Stephen V. Horn	(Principal Financial Officer)

By:	/s/ Jean Sutherland	Chief Accounting Officer	May 14, 2026
	Jean Sutherland	(Principal Accounting Officer)

By:	/s/ Steven J. Gilbert	Lead Independent Director	May 14, 2026
Steven J. Gilbert

By:	/s/ S. Michael Giliberto	Director	May 14, 2026
S. Michael Giliberto

By:	/s/ Patricia S. Han	Director	May 14, 2026
Patricia S. Han

By:	/s/ Grant H. Hill	Director	May 14, 2026
Grant H. Hill

By:	/s/ R. Paige Hood	Director	May 14, 2026
R. Paige Hood

By:	/s/ George L.W. Malkin	Director	May 14, 2026
George L.W. Malkin

By:	/s/ James D. Robinson IV	Director	May 14, 2026
James D. Robinson IV

By:	/s/ Christina Van Tassell	Director	May 14, 2026
Christina Van Tassell

By:	/s/ Hannah Yang	Director	May 14, 2026
Hannah Yang